EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2015 with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K for the year ended December 31, 2014 of Resource Real Estate Opportunity REIT II, Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
July 22, 2015